NEWS RELEASE

For Immediate Release

Contact: Larry W. Sayre

Vice President-Finance & CFO

(620) 663-5551

larry.sayre@collinsind.com

Collins Reports Third Quarter Results

Hutchinson, Kansas, August 18, 2003 ...........Collins Industries, Inc. (Nasdaq: "COLL") today reported results for its third fiscal quarter that ended July 31, 2003. The Company posted net income of $623,685 ($.09 per share - diluted) for the quarter ended July 31, 2003 compared to net income of $1,009,226 ($.15 per share - diluted) for the same period last year.

Sales for the quarter ended July 31, 2003 were $ 57,581,114 compared to $55,520,258 for the same period last year. Sales revenues of buses and terminal trucks/road construction equipment increased in the third quarter, while ambulance sales revenues were lower due to a large export contract recognized in the third and fourth quarters of fiscal 2002.

Income from operations was higher in the third quarter for buses and terminal truck/road construction equipment. Ambulance operating profits were lower due to large lower margin contracts manufactured in the third quarter of fiscal 2003 and lower total gross margins without the fiscal 2002 export revenues. Gross margins from the 2002 export sales were higher than normal due to customer-supplied chassis for these units.

Sales for the nine months ended July 31, 2003 increased to $ 146,997,072 compared to $142,669,730 for the same period in fiscal 2002. Net income for the nine months ended July 31, 2003 was $ 555,107 ($.08 per share - diluted) compared to $515,240 ($.08 per share - diluted) in the same period last year. The overall sales increase principally resulted from higher sales of ambulance and terminal truck/road construction products. The overall profit margins realized from the increase in sales were lower primarily due the impact of ambulance operations. The ambulance operating profits were lower principally due to large lower margin contracts manufactured in the third quarter of fiscal 2003 and due to a large export contract in the third and fourth quarters of fiscal 2002.

The Company's sales backlog at July 31, 2003 was $52.7 million compared to $58.0 million at July 31, 2002 and $42.2 million at October 31, 2002.

Donald Lynn Collins, President and CEO said, "We are pleased buses and terminal truck/construction equipment revenues and profit contributions are improving; however, ambulance results continue at a sluggish pace." Collins added, "We remain concerned about the budget challenges facing federal, state and local public entities."

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The Company declared a quarterly cash dividend today of $.03 per share for holders of record on September 8, 2003 and payable September 15, 2003. The Company has paid a regular quarterly cash dividend for the past 26 consecutive quarters, exclusive of special dividends paid in fiscal years 1998, 2000 and 2001.

Collins Industries, Inc. is North America's largest manufacturer of ambulances (including medical attack vehicles, rescue vehicles and fire emergency vehicles), North America's largest producer of Type "A" small school buses, the nation's second largest manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets. Since 1971, the Company has grown to over 1,000 employees in six plants comprising over one million combined square feet of manufacturing space. The Company sells its products throughout the United States and abroad.

This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, changes in funds budgeted by Federal, state and local governments, changes in product demand, the availability of key raw materials, components and chassis, various inventory risks due to changes in market conditions, changes in competition, substantial dependence on third parties for product quality, interest rate fluctuations, adequate direct labor pools, development of new products, changes in tax and other governmental rules and regulations applicable to the Company, reliability and timely fulfillment of orders and other risks as indicated in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date released or to reflect the occurrence of unanticipated events.

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